Exhibit 4.4

BLUEPRINT MEDICINES CORPORATION

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

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	5.9	Termination of Covenants	23

6.	Miscellaneous		23

	6.1	Successors and Assigns	23
	6.2	Governing Law	24
	6.3	Counterparts; Facsimile	24
	6.4	Titles and Subtitles	24
	6.5	Notices	24
	6.6	Amendments and Waivers	24
	6.7	Severability	25
	6.8	Aggregation of Stock	25
	6.9	Additional Investors	25
	6.10	Entire Agreement	26
	6.11	Delays or Omissions	26
	6.12	Acknowledgement	26

Schedule A	—	Schedule of Investors

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SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (“Agreement”) is made as of November 7, 2014, by and among Blueprint Medicines Corporation, a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, and any Person who becomes a party to this Agreement in accordance with Sections 6.1 or 6.9 hereof.

RECITALS:

WHEREAS, the Company and certain of the Investors are parties to an Amended and Restated Investors’ Rights Agreement, dated as of January 6, 2014 (the “Prior Agreement”);

WHEREAS, the Company and certain of the Investors are entering into a Series C Convertible Preferred Stock Purchase Agreement of even date herewith (as may be amended or restated from time to time, the “Purchase Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company, constituting the required votes pursuant to Section 6.6 of the Prior Agreement, hereby agree that the Prior Agreement shall be amended and restated to further govern the rights of the Investors.

NOW, THEREFORE, the parties hereby agree as follows:

1.                                      Definitions  For purposes of this Agreement:

1.1                               “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, limited partner, manager, managing member, member, officer, director, or employee of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the term “control” when used with respect to any Person means the power to direct the management or policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.  Notwithstanding anything to the contrary in (but without limiting) the foregoing, (i) each member of the Beacon Bioventures Group (as defined below) shall be deemed an Affiliate of Beacon Bioventures (as defined below) for purposes of this Agreement and (ii) an entity that is an “Affiliate” of a Wellington Investor shall not be deemed to be an “Affiliate” of any other Wellington Investor unless such entity is a Wellington Investor (and, for the avoidance of doubt, an “Affiliate” of such entity shall not be deemed an “Affiliate” of any Wellington Investor solely by virtue of being an “Affiliate” of such entity).

1.2                               “Beacon Bioventures” Beacon Bioventures Fund III Limited Partnership.

1.3                               “Beacon Bioventures Group” means each of: Fidelity Biosciences Corp; FMR LLC and its subsidiaries and affiliates; FIL Limited and its subsidiaries and affiliates; Fidelity International Ventures Limited; InfoTech Fund I LLC; InfoTech Fund II LLC; Impresa Fund I LLC; Impresa Fund II LLC; Impresa Fund III Limited Partnership; Impresa Capital LLC; Fidelity Ventures II Limited Partnership; Fidelity Ventures Principals II LLC; Amista Ventures III Limited Partnership; Amista Ventures Principals III Limited Partnership; Agilus Ventures IV Limited Partnership; Agilus Ventures Principals IV Limited Partnership; Agilus Ventures IV-E Limited Partnership; Agilus Ventures Principals IV-E Limited Partnership; Alimont Ventures V Limited Partnership; Beacon Bioventures Limited Partnership; Beacon Bioventures Fund II Limited Partnership; Beacon Bioventures Fund IV Limited Partnership; Devonshire Equity Partners II Fund A Limited Partnership; Fidelity Asia Ventures Fund L.P.; Asia Ventures II L.P.; Asia Ventures III L.P.; FIL India Ventures L.P.; Europe Ventures L.P.; and any other limited liability company or limited partnership owned or controlled by members of FMR LLC; and shall also include any charitable organizations.

1.4                               “Board of Directors” means the Company’s Board of Directors.

1.5                               “Certificate of Incorporation” means the Company’s Certificate of Incorporation, as such may be amended and/or restated from time to time.

1.6                               “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.7                               “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus, final prospectus or Free Writing Prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8                               “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.9                               “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10                        “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; or (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities.

1.11                        “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.12                        “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.13                        “Founding Investor” means Third Rock Ventures II, L.P.

1.14                        “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 under the Securities Act.

1.15                        “GAAP” means generally accepted accounting principles in the United States.

1.16                        “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.17                        “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.18                        “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.19                        “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.20                        “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).

1.21                        “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.  For the avoidance of doubt and in accordance with Section 4.1(d), “New Securities” shall not include shares of Common Stock issued in an IPO.

1.22                        “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.23                        “Preferred Directors” means the Series A Directors and the Series B Director.

1.24                        “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

1.25                        “QPO” shall have the meaning set forth in the Company’s Certificate of Incorporation.

1.26                        “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the original date of the Prior Agreement; (iii) any Common Stock acquired by the Investors prior to the date hereof and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i), (ii), and (iii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.27                        “Registrable Securities then outstanding” means the number of shares at a point in time determined by adding the number of shares of outstanding Common Stock that are Registrable Securities at such time and the number of shares of Common Stock issuable (directly or indirectly) at such time pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.28                        “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.29                        “SEC” means the Securities and Exchange Commission.

1.30                        “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, or any successor provisions.

1.31                        “SEC Rule 144(b)(1)(i)” means subsection (b)(1)(i) of SEC Rule 144 under the Securities Act as it applies to persons who have held shares for more than one (1) year.

1.32                        “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act, or any successor provisions.

1.33                        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.34                        “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.35                        “Selling Holder Counsel” shall have the meaning assigned to it in Section 2.6.

1.36                        “Series A Directors” means the directors designated in accordance with Sections 2.2(a)(i) and 2.2(a)(ii) of the Stockholders Agreement.

1.37                        “Series B Director” means the director designated in accordance with Section 2.2(a)(iii) of the Stockholders Agreement.

1.38                        “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.39                        “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

1.40                        “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.001 per share.

1.41                        “Stockholders Agreement” means the Second Amended and Restated Stockholders Agreement dated as of even date herewith, as may be amended or restated from time to time, by and among the Company, the Investors, and Key Holders (as defined therein).

1.42                        “Wellington” shall mean Wellington Management Company, LLP, and any affiliated or successor investment advisor or subadvisor thereof to the Wellington Investors.

1.43                        “Wellington Investors” shall mean those Investors, or permitted transferees of Registrable Securities held by Wellington Investors, that are advisory or subadvisory clients of Wellington.

2.                                      Registration Rights.  The Company covenants and agrees as follows:

2.1                               Demand Registration.(a)           Form S-1 Demand.  Beginning upon the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the IPO, the Company receives a request from Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least twenty-five percent (25%) of the Registrable Securities then outstanding, having the anticipated aggregate offering price of at least $10 million, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b)                                 Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from one or more Holders of

Registrable Securities that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c)                                  Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.

(d)                                 The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing its good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b).  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration relating to shares to be sold by the Company, provided, that the Company is actively employing its good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request.  A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration (other than as a result of a material adverse change to the Company), elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2                               Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3                               Underwriting Requirements.

(a)                                 If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) will be selected by the Initiating Holders and shall be reasonably acceptable to the Company.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)                                 In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.  Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.  For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)                                  For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4                               Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)                                  furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)                                 use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)                                   use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)                                  provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                                 promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                                     notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(j)                                    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(k)                                 after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5                               Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6                               Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”) selected by the Holders of at least a majority of the Registrable Securities to be included in such registration, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of at least a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of at least a majority of the then outstanding Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b).  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7                               Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8                               Indemnification.  If any Registrable Securities are included in a registration statement under this Section 2:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)                                 To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amount payable by any Holder by way of indemnity under this Section 2.8(b) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.  The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)                                 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(e), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses) paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9                               Reports Under Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)                                 make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)                                 use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10                        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to (a) any additional Investor who becomes a party to this Agreement in accordance with Section 6.9, or (b) the grant of registration rights equivalent to those set forth in Sections 2.1(b) and 2.2 in connection with the issuance of securities to banks, equipment lessors, or other financial institutions, or to real property lessors, in connection with entering into a debt financing, equipment leasing or real property leasing transaction that has been approved by the Board of Directors, including the approval of a majority of the Preferred Directors.

2.11                        “Market Stand-off” Agreement.  Each Holder hereby agrees that, if required by the managing underwriter, it will not, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, which period may be extended upon the request of the managing underwriter for such longer period of time as is necessary, to the extent required by Financial Industry Regulatory Authority Rule 2711(f), to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within fifteen (15) days prior to or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, but in any event not to exceed two hundred ten (210) days following the effective date of the registration statement relating to such offering), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Section 2.11 shall (a) apply only to the IPO, (b) not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or shares acquired by the Holders in the IPO or in open market transactions on or after the effective date of the registration statement for the IPO, and (c) only be applicable to the Holders only if all officers and directors (regardless of percentage ownership) and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (on a fully diluted basis, assuming the conversion of all shares of Preferred Stock and other convertible securities into shares of Common Stock and the exercise of all outstanding warrants, options and other purchase rights) are subject to the same restrictions.  The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto; provided however, that the terms in such agreements shall not be more restrictive than the terms set forth in this Section 2.11.  The Company agrees to use its reasonable efforts to obtain the agreement of the managing underwriter to periodic early releases of portions of the securities subject to such lock-up agreements upon the request of a Holder to such early release, provided that in the event of any early release of any Holder, all Holders will be released on a pro rata basis from such agreements.

2.12                        Restrictions on Transfer.

(a)                                 The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)                                 Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)                                  The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or such proposed transaction is pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company.  The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12.  Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13                        Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a)                                 the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation; or

(b)                                 as to any Holder, such earlier time after the IPO at which such Holder (i) can sell all shares held by it in compliance with SEC Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under SEC Rule 144) can be sold in any three (3) month period without registration in compliance with SEC Rule 144.

3.                                      Information and Observer Rights.

3.1                               Delivery of Financial Statements.  The Company shall deliver to each Investor:

(a)                                 as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company unless a later date has been approved by the Board of Directors, including the approval of a majority of the Preferred Directors, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally or regionally recognized standing selected by the Company and approved by the Board of Directors;

(b)                                 as soon as practicable but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)                                  as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d)                                 as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors, including the approval of a majority of the Preferred Directors, and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e)                                  as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate their respective percentage equity ownership in the Company;

(f)                                   such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2                               Inspection.  The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3                               Observer Rights.  (i) For so long as the Founding Investor owns any of the shares of the Preferred Stock, the Company shall invite a representative of the Founding Investor to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors, and (ii) for so long as BVF Partners, L.P. (“BVF”) owns any of the shares of the Preferred Stock, the Company shall invite a representative of BVF to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, in each case, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that in each case, the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if the Founding Investor, BVF, or their respective representative is a competitor of the Company.

3.4                               Termination of Information Rights.  The covenants set forth in Sections 3.1, 3.2, and 3.3 shall terminate and be of no further force or effect (i) immediately before but subject to the consummation of the QPO, or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event(as such term is defined in the Company’s Certificate of Incorporation) pursuant to which the Investors receive only cash and/or marketable securities, whichever event occurs first.

3.5                               Confidentiality.  Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company or was in its possession or known by such Investor without restriction prior to receipt from the Company, as can be documented by written evidence.  Notwithstanding the foregoing, each Investor may disclose such proprietary or confidential information to any former partners or members who retained an economic interest in such Investor, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member, management company or Affiliates of such Investor (or any employee or representative of any of the foregoing) or to any prospective purchaser of any Registrable Securities from such Investor or legal counsel, accountants or representatives for such Investor (each of the foregoing persons, a “Permitted Disclosee”), provided that such Permitted Disclosee agrees to be bound by the provisions of this Section 3.5.  Furthermore, nothing contained herein shall prevent any Investor or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 3.5, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities, or (ii) making any disclosures required by law, rule, regulation or court or other governmental order provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.                                      Rights to Future Stock Issuances.

4.1                               Right of First Offer.  Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor.  An Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a)                                 The Company shall give notice (the “Offer Notice”) to each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)                                 By notification to the Company within twenty (20) days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Investor bears to the total of Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities), but excluding (i) Shares of Common Stock issued after the Closing to any service provider of the Corporation, including shares issued as a result of exercise of stock options and (ii) shares of Common Stock reserved for issuance, but not yet issued, pursuant to any of the Company’s equity incentive plans.  At the expiration of such twenty (20) day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise.  During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Investors were entitled to subscribe but that were not subscribed for by the Investors, which is equal to the proportion that the Common Stock issued and held, or issuable upon conversion of the Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares.  The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c)                                  If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the thirty (30) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.1.

(d)                                 The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation), (ii) shares of Common Stock issued in the IPO and (iii) shares of Series C Preferred Stock issued to the Investors pursuant to the terms of the Purchase Agreement.

(e)                                  The rights of an Investor to purchase New Securities under this Section 4.1 may be waived in accordance with Section 6.6 hereof; provided, however, that in the event that the rights of any Investor to purchase New Securities under this Section 4.1 are so waived in connection with a particular offering (or series of related offerings) of New Securities without such Investor’s prior written consent (any such Investor, a “Waived Investor”) and any other Investor (or any Affiliate of any other Investor) is offered the right to participate in such offering (any such participating Investor or its Affiliates, a “Participating Investor”), then each Waived Investor, individually or together with its Affiliates, shall also be offered the right to participate in such offering on the same terms (including price) and conditions as the other Participating Investor(s), including the right to purchase up to that portion of such New Securities as such Waived Investor would have been entitled to purchase in such offering, but for the waiver of rights under this Section 4.1 with respect thereto,  in the earliest closing as such Participating Investor(s) participate and, to the extent practicable, the right to participate in discussions regarding, and the negotiation of, the terms (including price) and conditions of such offering.  The Company shall provide prompt written notice of any offering in which the Waived

Investor(s) shall have the right to participate pursuant to this Section 4.1(e) no later than ten (10) days prior to the initial closing of such offering, which notice shall include the number of New Securities that such Waived Investor(s)’ have the right to purchase, the anticipated date of the initial closing of such offering and copies, to the extent available, of the term sheet and/or proposed definitive agreements with respect to such offering (including all schedules and exhibits thereto) (the “Offering Notice”).  Any Waived Investor that fails to provide written notice to the Company in accordance with Section 6.5 of this Agreement of its intent to participate in the initial closing of such offering within five (5) business days of its receipt of the Offering Notice shall be entitled to participate in a subsequent closing of such offering to be held within thirty (30) days following the initial closing, on the same terms (including price) and conditions as the other Participating Investor(s).

4.2                               Termination.  The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before but subject to the consummation of the QPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

5.                                      Additional Covenants.

5.1                               Insurance.  The Company shall maintain and keep in effect its Directors and Officers Errors and Omissions insurance in an amount not less than as currently in effect until such time as the Board of Directors determines that such insurance should be discontinued.

5.2                               Employee Agreements.  Subject to the policies of any academic research institution with whom the Company’s consultants and Scientific Advisory Board members may be affiliated, the Company will cause each employee, consultant and Scientific Advisory Board member to enter into a nondisclosure and proprietary rights assignment agreement, and, if permitted under the applicable law, the Company will cause each employee and consultant (to the extent the consultant has not specifically negotiated otherwise),  to enter into an agreement containing at least one (1) year non-competition and non-solicitation clauses.  All such agreements shall be in a form reasonably acceptable to a majority of the Preferred Directors.

5.3                               Employee Vesting.  Unless otherwise approved by the Board of Directors, including a majority of the Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the Closing shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares, not faster than, over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following three (3) years, and (ii) a market stand-off provision substantially similar to that in Section 2.11.  In addition, unless otherwise approved by the Board of Directors (including a majority of the Preferred Directors), the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4                               Board of Directors Matters.

(a)                                 Unless otherwise approved by a majority of the Preferred Directors, the Board of Directors shall meet four times in person per year,in accordance with an agreed-upon schedule.

(b)                                 Each Preferred Director shall have the right, but not the obligation, to be a member of the audit and compensation  committee of the Board of Directors.

(c)                                  The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred (consistent with the Company’s policies) in connection with their attendance of meetings and activities requested by the Company as a result of their role as a director of the Company; provided, however, that the Company shall not be obligated to reimburse such expenses incurred by the Series B Director that are in excess of $20,000 per year.

5.5                               Indemnification.

(a)                                 If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

(b)                                 The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”).  The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

5.6                               Proprietary Information and Inventions Agreements.  The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement (or an agreement containing similar terms) in substantially the form approved by the Board of Directors.

5.7                               Payments to Third Rock Ventures.  The Company shall reimburse Third Rock Ventures, LLC (“TRV”), for management assistance and other resources provided to the Company by TRV’s employees, entrepreneurs-in-residence and consultants, other than time devoted by Mark Levin, Kevin Starr and Robert Tepper, following the Closing.  Reimbursements shall be based upon the fair market value of the services provided to the Company pursuant to the Budget.

5.8                               Reserved.

5.9                               Termination of Covenants.  The covenants set forth in this Section 5, except for Section 5.7, shall terminate and be of no further force or effect (i) immediately before but subject to the consummation of the QPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

6.                                      Miscellaneous.

6.1                               Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate, partner, member, limited partner, retired partner, retired member, or stockholder of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 500,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11.  For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate, limited partner, retired partner, member, retired member, or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2                               Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

6.3                               Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4                               Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5                               Notices.  All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5.  If notice is given to the Company, a copy shall also be sent to Danielle M. Lauzon, Esq. at Goodwin Procter LLP, 53 State St., Exchange Place, Boston, MA 02109.  If notice is given to the Investors, a copy shall also be sent to Marc Gottschalk, Esq. at Sidley Austin LLP, 1001 Page Mill Rd #1, Palo Alto, CA 94304. If notice is given to any Wellington Investor, a copy (which shall not constitute notice) shall also be given to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston MA 02109, facsimile: 617-526-5000, email: jason.kropp@wilmerhale.com, Attention: Jason L. Kropp.

6.6                               Amendments and Waivers.  Any term of this Agreement, including without limitation Section 4.1, may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding; provided that the Company may update Schedule A to include any additional Purchasers who become party to this Agreement in accordance with Section 6.9 or transferees who become parties to this Agreement in accordance with Section 6.1; provided further than the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Notwithstanding the foregoing, (i) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that, subject to Section 4.1(e), a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction); (ii) for so long as any Wellington Investor holds any shares of Preferred Stock, the definition of “Affiliate” as it relates to a Wellington Investor may not be amended, terminated or waived without the prior written consent of at least one Wellington Investor, (iii) for so long as any Wellington Investor holds any shares of Preferred Stock, the definitions of “Wellington” and “Wellington Investors” may not be amended, terminated or waived without the prior written consent of the Wellington Investors holding a majority of the Registrable Securities then outstanding and held by the Wellington Investors, and (iv) for so long as any Wellington Investor holds any Registrable Securities, Section 4.1(e) as it applies to the Wellington Investors may not be amended, terminated or waived without the prior written consent of the Wellington Investors holding a majority of the Registrable Securities then outstanding and held by the Wellington Investors.  The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver.  Except as otherwise specified in this Section 6.6, any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7                               Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8                               Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9                               Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, the purchaser of such additional shares may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.  No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10                        Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11                        Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12                        Acknowledgement.  The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company.  Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Jeffrey Albers
Name: Jeffrey Albers
Title: President and Chief Executive Officer

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

THIRD ROCK VENTURES II, L.P.

By:	Third Rock Ventures GP, L.P.
its general partner

By:	TRV GP, LLC
its general partner

By:	/s/ Kevin Gillis
Name: Kevin Gillis
Title: CFO

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

BEACON BIOVENTURES FUND III LIMITED PARTNERSHIP

By its general partner: Beacon Bioventures Advisors Fund III Limited Partnership

By its general partner: Impresa Management LLC

By:	/s/ Mary Bevelock Pendergast
Name:	Mary Bevelock Pendergast
Title:	Vice President

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

NEXTECH III ONCOLOGY LPCI

By:	/s/ Rudolf Gygax
Name: Rudolf Gygax
Title: Chairman

By:	/s/ Alfred Scheidegger
Name: Alfred Scheidegger
Title: Secretary

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

BIOTECHNOLOGY VALUE FUND, L.P.

By:	BVF Partners L.P., its General Partner
By:	BVF Inc., its General Partner

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President

BIOTECHNOLOGY VALUE FUND II, L.P.

By:	BVF Partners L.P., its General Partner
By:	BVF Inc., its General Partner

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President

INVESTMENT 10, L.L.C.

By:	BVF Partners L.P., its Attorney-in-fact
By:	BVF, Inc., its General Partner

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

CASDIN PARTNERS MASTER FUND, LP

By:	Casdin Partners GP, LLC
Its:	General Partner

By:	/s/ Eli Casdin
Name: Eli Casdin
Title: Managing Member

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

DAVID P. SCHENKEIN 2004 REVOCABLE TRUST

By:	/s/ David Schenkein
Name:	David Schenkein
Title:	Trustee

AMY P. SCHENKEIN 2004 REVOCABLE TRUST

By:	/s/ Amy P. Schenkein
Name:	Amy P. Schenkein
Title:	Trustee

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

PFM HEALTHCARE MASTER FUND, LP

By:	/s/ Kimberly A. Summe
Name: Kimberly A. Summe
Title: Chief Operating Officer and General Counsel

PFM HEALTHCARE OPPORTUNITIES
MASTER FUND, LP

By:	/s/ Kimberly A. Summe
Name: Kimberly A. Summe
Title: Chief Operating Officer and General Counsel

PARTNER INVESTMENT, LP

By:	/s/ Kimberly A. Summe
Name: Kimberly A. Summe
Title: Chief Operating Officer and General Counsel

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

REDMILE CAPITAL OFFSHORE FUND, LTD.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Investment Manager

REDMILE CAPITAL OFFSHORE FUND II, LTD.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Investment Manager

REDMILE SPECIAL OPPORTUNITIES FUND, LTD.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Investment Manager

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

TITAN PERC LTD.

By:	/s/ Darren Ross
Name:	Darren Ross
Title:	Director

PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.

By:	/s/ James H. Mannix
Name: James H. Mannix
Title: C.O.O.

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

NORTH RIVER PARTNERS, L.P.

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

NORTH RIVER INVESTORS (BERMUDA) L.P.

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

SALTHILL INVESTORS (BERMUDA) L.P.

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

SALTHILL PARTNERS, L.P.

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

HAWKES BAY MASTER INVESTORS (CAYMAN) LP

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

HADLEY HARBOR MASTER INVESTORS (CAYMAN) L.P.

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

GLOBAL HEALTH CARE OPPORTUNITY LTD.

/s/ Steven M. Hoffman
By: Wellington Management Company, LLP, as investment adviser
Name: Steven M. Hoffman
Title: Vice President and Counsel

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

COWEN INVESTMENTS LLC

By:	/s/ Owen Littman
Name: Owen Littman
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

RA CAPITAL HEALTHCARE FUND, LP

By:	/s/ Peter Kolchinsky
Name: Peter Kolchinsky
Title: Manager

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

SABBY HEALTHCARE VOLATILITY MASTER FUND, LTD.

By: Sabby Management, LLC, its Investment Manager

By:	/s/ Robert Grundstein
Name: Robert Grundstein
Title: Chief Operating Officer and General Counsel

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

BOXER CAPITAL LLC

By:	/s/ Aaron Davis
Name:	Aaron Davis
Title:	CEO and Managing Director

MVA INVESTORS LLC

By:	/s/ Chris Fuglesang
Name:	Chris Fuglesang
Title:	President

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

SCHEDULE A

Name and Contact of Investors

PFM Healthcare Master Fund, L.P.

PFM Healthcare Opportunities Master Fund, L.P.

Partner Investments, L.P.

RA Capital Healthcare Fund, L.P.

North River Partners, L.P.

North River Investors (Bermuda) L.P.

Salthill Investors (Bermuda) L.P.

Salthill Partners, L.P.

Hawkes Bay Master Investors (Cayman) LP

Hadley Harbor Master Investors (Cayman) L.P.**

Global Health Care Opportunity Ltd.

Redmile Capital Offshore Fund, Ltd.

Redmile Capital Offshore Fund II, Ltd.

Redmile Special Opportunities Fund, Ltd.

Boxer Capital LLC

MVA Investors LLC

Sabby Healthcare Volatility Maser Fund, Ltd.

Titan Perc LTD

Perceptive Life Sciences Master Fund LTD

Cowen Investments LLC

Third Rock Ventures II, L.P.

Beacon Bioventures Fund III Limited Partnership

Nextech III Oncology LPCI

Biotechnology Value Fund, L.P.

Biotechnology Value Fund Ii, L.P.

Investment 10, L.L.C.

Casdin Partners Master Fund, LP

David P. Schenkein 2004 Revocable Trust

Amy Schenkein 2004 Revocable Trust

IMcK Holdings LLC